Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Investors:	Leigh Parrish, Erica Pettit
(212) 850-5651, (212) 850-5614
Media:	Evan Goetz
(212) 850-5600

For Immediate Release

GUITAR CENTER, INC. REPORTS FOURTH QUARTER 2006 RESULTS

Consolidated Net Sales Increased 11.7% to $628.5 Million for the Fourth Quarter 2006

GAAP Net Loss, including Non-Cash Impairment Charge, Was $40.0 Million, or $1.36 per Diluted Share, and Adjusted Net Income Was $33.2 Million, or $1.11 per Diluted Share, for the Fourth Quarter 2006

Westlake Village, CA (February 26, 2007) - Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced financial results for the fourth quarter and year ended December 31, 2006.

Consolidated net sales increased 11.7% to $628.5 million in the fourth quarter compared to $562.8 million in the same period of 2005. Consolidated net sales increased 13.9% to $2.030 billion for the full year 2006 from $1.782 billion in 2005.

Net loss for the fourth quarter was $40.0 million, or $1.36 per diluted share. Net loss in the fourth quarter of 2006 includes a non-cash impairment charge related to the write down of goodwill associated with the Company’s Music & Arts division of $73.2 million after-tax, or $2.49 per diluted share. Net loss for the fourth quarter of 2006 also includes stock-based compensation expense of $52,000 after-tax, net of a credit of $1.4 million after-tax, or $0.05 per diluted share, for the Company’s long-term incentive plan (LTIP). Net income in the fourth quarter of 2005 was $33.5 million, or $1.14 per diluted share. Net income in the fourth quarter of 2005 included a charge of $1.7 million after-tax, or $0.06 per diluted share, relating to litigation, partially offset by a gain of $0.9 million after-tax, or $0.03 per diluted share, resulting from the reversal of stock-based compensation expense relating to the Company’s LTIP recorded earlier in that year.

Excluding the special items in both periods, adjusted net income in the fourth quarter of 2006 was $33.2 million, or $1.11 per diluted share, compared to adjusted net income in the same period of 2005 of $34.3 million, or $1.17 per diluted share. Adjusted net income is reconciled below to net income determined under generally accepted accounting principles (GAAP).

Net income for 2006 was $0.4 million, or $0.01 per diluted share.  Net income for the full year includes the aforementioned goodwill impairment charge, $73.2 million after tax, or $2.58 per diluted share, a one-time gain of $1.2 million after-tax, or $0.04 per diluted share, resulting from the disposition of real estate, and stock-based compensation expense of $9.3 million after-tax, or $0.33 per diluted share, which is inclusive of stock-based compensation expense for the LTIP of $1.8 million after-tax, or $0.06 per diluted share.  Net income for 2005 was $76.7 million, or $2.67 per diluted share.  Net income for 2005 included the aforementioned charge relating to litigation of $1.7 million after-tax, or $0.06 per diluted share, and charges related to the acquisition of Music & Arts Center, Inc. of $2.1 million, or $0.07 per diluted share.   There was no stock-based compensation expense recorded in 2005.

Excluding the special items in both years, adjusted net income in 2006 was $81.7 million, or $2.79 per diluted share, compared to adjusted net income in 2005 of $80.5 million, or $2.79 per diluted share. Adjusted net income is reconciled to GAAP net income below.

Erick Mason, Executive Vice President and Chief Financial Officer, stated, “Due to a softer sales environment experienced by our Guitar Center retail and Musician’s Friend divisions, we recently reported that our sales and net income results for the fourth quarter were lower than previously expected. While the musical instruments industry experienced certain challenges in 2006, we continued to increase our market share for musical instruments through sales growth at existing stores, new store openings, the growth of our educational division and increased visits to our direct response web sites throughout the year. We were very pleased to have launched our web site www.guitarcenter.com as an eCommerce site in the second half of the year. In addition, we successfully executed a number of systems and infrastructure initiatives in each of our divisions designed to position the Company for improved efficiency and growth over the long-term.”

Mr. Mason continued, “Our results also include a significant non-cash impairment charge related to our Music & Arts division. Although we continue to be committed to the Music & Arts business and the band and orchestra segment of our industry, the competitive landscape for this division has changed and we have decided to focus our attention on improving operating efficiencies and reducing working capital needs of the business. As a consequence, we plan to moderate the growth of this division, which resulted in an impairment of the goodwill from Music & Arts.”

Guitar Center Stores

The Company opened four new Guitar Center stores in the quarter, bringing the total store count to 198 as of December 31, 2006. Net sales from Guitar Center stores for the fourth quarter increased 12.7% to $461.7 million, compared to $409.9 million in the fourth quarter of 2005. Comparable store sales for the Guitar Center stores increased 1.3% for the fourth quarter. Gross margin decreased to 29.4% in the fourth quarter from 29.6% in the same period of the prior year, due primarily to increased occupancy and freight costs, partially offset by higher selling margin. Selling, general and administrative expenses for the Guitar Center stores were 19.8% of net sales compared to 18.4% of net sales in the fourth quarter of 2005. The increase was primarily attributable to reduced leverage on lower than expected sales as well as increased advertising costs and higher payroll and stock-based compensation expense.

Musician’s Friend

Direct response net sales for the fourth quarter increased 5.4% to $121.0 million, compared to $114.8 million in the fourth quarter of 2005. Gross margin improved to 30.7% for the quarter from 28.8% for the same period of the prior year, due primarily to a higher selling margin as a result of higher merchandise margins. Selling, general and administrative expenses for the direct response division were 22.4% of net sales compared to 19.9% in the fourth quarter of 2005. The increase primarily reflects increased overhead and stock-based compensation expenses.

Music & Arts

Net sales from our Music & Arts division increased 20.2% to $45.8 million in the fourth quarter, compared to $38.1 million in the fourth quarter of 2005. The increase is due primarily to increased revenue from acquisitions of new stores. Comparable sales for Music & Arts increased 0.2% for the fourth quarter. Gross margin increased to 44.0% in the fourth quarter versus 41.1% in the same period of the prior year, primarily due to lower shrink as a result of higher rental instrument recoveries. Selling, general and administrative expenses, excluding the goodwill impairment charge, were 37.3% of net sales compared to 39.2% in the fourth quarter of 2005. The decrease primarily reflects lower bad debt expense and reduced amortization of intangibles due to the full depreciation of some acquired rental contracts.

Adjusted Net Income Data

We have prepared adjusted net income data applicable to the three months and year ended December 31, 2006 and 2005, respectively, to supplement our results determined under GAAP. Set forth below is a reconciliation of the adjusted net income data presented to our results determined under GAAP.

	Three months ended December 31, 2006		Year ended December 31, 2006

	Net income (loss)	Diluted earnings (loss) per share	Net income (loss)	Diluted earnings (loss) per share

As reported	$(40,033)	$(1.36)	$424	$0.01

Goodwill impairment	73,217	2.49	73,217	2.58
Stock-based compensation
expense (credit) under LTIP	(1,374)	(0.05)	1,759	0.06
Stock-based compensation expense,
excluding LTIP	1,426	0.05	7,525	0.26
Gain on sale of property	-	-	(1,248)	(0.04)
Dilutive effect of		(0.02)		(0.08)
common stock equivalents (1)

Adjusted	$33,236	$1.11	$81,677	$2.79

(1) Amount reconciles as reported diluted loss per share to adjusted diluted earnings per share. As reported diluted loss per share for the fourth quarter is computed using 29,369 weighted average shares outstanding while adjusted diluted earnings per share is computed using 30,040 weighted average shares outstanding. As reported diluted earnings per share for the full year is computed using 28,402 weighted average shares outstanding and the adjusted diluted earnings per share is computed using 29,936 weighted average shares outstanding. Adjusted diluted earnings per share is also adjusted for interest costs associated with the 4.0% senior convertible notes under the “if converted method” for the portion of the year the notes were outstanding.

	Three months ended December 31, 2005		Year ended December 31, 2005

	Net income (loss)	Diluted earnings (loss) per share	Net income (loss)	Diluted earnings (loss) per share

As reported	$33,474	$1.14	$76,678	$2.67

Stock-based compensation credit
under LTIP	(883)	(0.03)	-	-
California class action settlement	1,713	0.06	1,713	0.06
Charges related to the acquisition
of Music & Arts Center, Inc.	-	-	2,090	0.07

Adjusted	$34,304	$1.17	$80,481	$2.79

	Three months ended December 31, 2006		Year ended December 31, 2006

	Operating income (loss)	% of net sales	Operating income (loss)	% of net sales

As reported	$(22,722)	(3.6)%	$47,288	2.3%

Goodwill impairment	80,160	12.8%	80,160	3.9%
Stock-based compensation
expense (credit) under LTIP	(2,293)	(0.4)%	2,725	0.1%
Stock-based compensation expense,
excluding LTIP	2,380	0.4%	12,303	0.6%

Adjusted	$57,525	9.2%	$142,476	7.0%

	Three months ended December 31, 2005		Year ended December 31, 2005

	Operating income (loss)	% of net sales	Operating income (loss)	% of net sales

As reported	56,958	10.1%	$132,022	7.4%

Stock-based compensation credit
under LTIP	(1,435)	(0.3)%	-	-
California class action settlement	2,785	0.5%	2,785	0.2%
Charges related to the acquisition
of Music & Arts Center, Inc.	-	-	3,399	0.2%

Adjusted	$58,308	10.4%	$138,206	7.8%

Management measures the performance of the Company’s business for many purposes prior to the accrual of stock-based compensation expenses and prior to items deemed not to relate to continuing operating activities. We believe that our presentation of historical non-GAAP financial measures provides useful supplemental information to investors, and that excluding such incremental expenses as outlined above provides a supplemental measure that will facilitate comparisons between periods before, during and after such expense is incurred. These historical non-GAAP measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Business Outlook

In 2007, the Company plans to open approximately 16 to 19 new Guitar Center stores, consisting of 5 to 6 primary format stores, 9 to 11 secondary format stores, and up to two tertiary format stores. Most of these new store openings are expected to occur in the first half of the year. To date in 2007, we have opened two primary format stores and four secondary format stores.

Based on current business and economic conditions, we currently anticipate consolidated net sales in 2007 will range between $2.288 billion and $2.353 billion and diluted earnings per share for the year will range between $2.41 and $2.65, inclusive of stock-based compensation expense in the range of $0.28 to $0.30. More detailed guidance information for 2007 is provided in a Form 8-K filed today by the Company.

Mr. Mason concluded, “During 2007, we will be continuing to implement a number of initiatives begun in the last year while at the same time directing efforts toward the integration of the recently acquired Woodwind and Brasswind operations into our direct response division. We also plan to moderate our Guitar Center store expansion and related investment requirements. Overall, we plan to focus on improving productivity and the Company’s overall operating results.

“While our earnings growth in 2007 will be negatively impacted by significant investments we plan to complete, we believe these will be beneficial to the Company in the upcoming years. This will occur as we eliminate duplicative costs associated with the move of the Musician’s Friend fulfillment center, restore profitability of Woodwind and Brasswind by rebuilding customer confidence and integrating the business, implement major information technology projects and realize the full benefits of our Guitar Center distribution center floor loading initiative. We also expect to reduce interest costs as we improve our free cash flow. Accordingly, we presently anticipate that 2008 earnings per diluted share will grow by 30% or more compared to 2007. In addition, the moderation of our growth plans will enable us to generate incremental free cash flows and we will continue to evaluate the best use of those cash flows, including possible changes in our capital structure.”

The comments contained in this press release relating to our financial performance for 2007 and beyond, including those regarding future financial performance in the immediately preceding paragraphs, constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other forward-looking information provided in this release, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below and, in particular, the full text of the Form 8-K filed today.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today, February 26, 2007, at 2:00 p.m. PST (5:00 p.m. EST) to discuss fourth quarter financial results. The conference call may be accessed by dialing 800-627-7250 (Domestic), or 706-645-9246 (International). A replay will be available through Monday, March 5, 2007 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International). The required pass code for the replay is 9110060. The live conference call and replay can be accessed via audio webcast at the investor relations section of the Company’s website, located at www.guitarcenter.com or www.earnings.com.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. Our retail store subsidiary presently operates more than 200 Guitar Center stores across the United States. In addition, our Music & Arts division operates more than 95 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students. We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and website, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, financial results believed to be achievable by management in the full year of 2007 and beyond. Sales and earnings trends are affected by many factors including, among others, world and national political events, general economic conditions, the effectiveness of our promotional and merchandising strategies, our ability to integrate and profitably operate acquired businesses, including Woodwind and Brasswind, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail and direct response markets. In addition, during the recent past we have experienced greater fluctuations in weekly and monthly operating results than has been our historic experience and this volatility has, and is likely to continue to, reduce the reliability of our future revenue and earnings guidance.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in the Form 8-K being filed today, our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for subsequent quarters, which have been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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